Exhibit 99.1

Syntroleum®	PRESS RELEASE

SYNTROLEUM ANNOUNCES FOURTH QUARTER

AND FULL YEAR 2003 RESULTS

Significantly Exceeds Cash Flow Targets

For Immediate Release

Tuesday, February 3, 2004

Contact:	Ron Stinebaugh
Syntroleum Corporation
Houston – (281) 873-6392
Tulsa – (918) 592-7900
www.syntroleum.com

Tulsa, OK—Syntroleum Corporation (NASDAQ: SYNM) today announced financial results for the fourth quarter and year ended December 31, 2003. The Company reported a net loss for the fourth quarter of $10.7 million, or ($0.29) per share, on revenue of $3.9 million. This compares to a net loss of $11.1 million, or ($0.34) per share, on revenue of $1.7 million in the fourth quarter of 2002.

For the year ended December 31, 2003, Syntroleum reported a net loss of $34.6 million, or ($1.00) per share, on revenue of $19.2 million. This compares to a net loss of $65.2 million, or ($1.98) per share, on revenue of $9.6 million for the prior year. The net loss in 2002 includes a write-down of $30.8 million related to the suspended Sweetwater project.

The Company’s cash balance at December 31, 2003 was $32.7 million, compared to a cash balance of $14.6 million at December 31, 2002. The Company had positive net cash flows for 2003 of $18.1 million, including the proceeds from the issuance of common stock and warrants and option exercises totaling $24.3 million, the settlement of a $1.5 million note receivable, and the proceeds of $3.9 million from the sale of the Company’s interest in Houston-based real estate. This compares to a negative net cash outflow of $30.1 million during 2002. This represents an 80% decrease in adjusted negative cash flow* for 2003 of $6.2 million compared to the 2002 amount of $30.1 million. This decrease is the result of a continuing focus on cost management and non-core asset monetization.

*	See Reconciliation to most directly comparable GAAP Financial Measure

Syntroleum Announces Fourth Quarter and Full Year Results

February 3, 2004

Fourth quarter operating expenses totaled approximately $12.8 million, including $3.6 million of expenditures for construction of the DOE Catoosa Project, a 70-barrel per day gas-to-liquids plant constructed jointly by Syntroleum, the U.S. Department of Energy (“DOE”), and Marathon Oil Company (“Marathon”). The plant will supply demonstration fuels to government vehicles under the DOE’s Ultra-Clean Fuels Program. Because the DOE Catoosa project is not for commercial operations, these costs are expensed as incurred in accordance with generally accepted accounting principles for research and development costs. These expenditures did not negatively impact the Company’s current cash balance, because they were funded by Marathon, through a $21.3 million promissory note that is recorded as convertible debt on the Company’s balance sheet, and through funding from the DOE. The Company’s obligation to repay the Marathon note is limited to contributions to the project from third parties, credits against future license fees, or conversion into the Company’s stock at a price that is no less than $6 per share. Operating expenses related to this project totaled $21.8 million for the entire year. Recurring operating expenses for the quarter included $1.9 million for research, development and engineering activities and $3.7 million for general and administrative costs. These costs for the entire year were $8.2 million for research, development and engineering activities and $16.1 million for general and administrative costs

“One of our financial goals was to reduce cash outflow in 2003 by over 50% compared to 2002. We have significantly exceeded that goal and raised capital to pursue our many project opportunities,” stated Larry Weick, Syntroleum Senior Vice President and Chief Financial Officer. “We have been able to reduce our costs without impairing our ability to pursue our top projects and support our licensees. While we will continue to focus on cash management in 2004, we believe that we are now in an ideal situation to focus on our numerous short, mid and long-term project development opportunities for which we have a competitive advantage for exploiting stranded natural gas assets.”

The Company’s 2003 year-end conference call will take place today, Tuesday, February 3, 2004 at 4:00 PM EST, during which Syntroleum’s senior management will discuss financial results for the period, progress on the Company’s commercial developments and other important activities. A web cast of the call will be available via the Internet by accessing www.syntroleum.com. Listeners should allow a few minutes for registration into the web site. A replay of this conference call will be available on the web site under the Syntroleum Investor Relations tab for a period of one year.

Syntroleum Corporation owns a proprietary gas-to-liquids process for converting natural gas into synthetic liquid hydrocarbons. The Company plans to use its GTL technology, as well as other third party gas processing technologies, to develop and participate in gas monetization projects in a number of global locations.

Syntroleum Announces Fourth Quarter and Full Year Results

February 3, 2004

*	Reconciliation to most directly comparable GAAP Financial Measure (amounts in thousands):

	2003	2002	% Change
Net change in cash and cash equivalents	$18,084	$(30,126)	N/A
Less: Proceeds from equity issuances	(24,272)	—	N/A

Adjusted Negative Cash Flow	$(6,188)	$(30,126)	80%

Management believes exclusion of the proceeds from equity issuances will help investors compare results between two periods and identify trends that could otherwise be masked by the proceeds from equity issuances.

# # #

(Tables Follow)

This document includes forward-looking statements as well as historical information. Forward-looking statements include, but are not limited to, statements relating to reduced cash out flows, planned steps to reduce costs, the DOE/Catoosa project and other proposed projects, the Syntroleum Process and related technologies and products. When used in this document, the words “anticipate,” “believe,” “estimate,” “expect,” “intent,” “may,” “project,” “plan” “should,” “could,” and similar expressions are intended to be among the statements that identify forward-looking statements. Although Syntroleum believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that debt or equity financing for anticipated GTL or related NGL or oil and gas projects may not be available, the schedule for development, construction and operation of proposed GTL plants may not be met, anticipated appropriation and expenditure of federal monies does not occur, commercial-scale GTL plants do not achieve the same results as those demonstrated on a laboratory or pilot basis or that such plants experience technological and mechanical problems, the potential that improvements to the Syntroleum Process currently under development may not be successful, the impact on plant economics of operating conditions (including energy prices), construction risks, risks associated with investments and operations in foreign countries, our dependence on strategic relationships with manufacturing and engineering companies, volatility of energy prices, our ability to obtain interest in natural gas properties for our sub-quality gas monetization projects, the ability to implement corporate strategies, including the continued availability of adequate working capital, competition, intellectual property risks, Syntroleum’s ability to obtain financing and other risks described in the Company’s filings with the Securities and Exchange Commission.

® “Syntroleum” is registered as a trademark and service mark in the U.S. Patent and Trademark Office.

Syntroleum Announces Fourth Quarter and Full Year Results

February 3, 2004

Syntroleum Corporation and Subsidiaries

Fourth Quarter and Year 2003 Earnings* (Unaudited)

	Fourth Quarter		Year Ended December 31.
	2003	2002	2003	2002
Revenue
Joint Development	$124	$1,744	$14,183	$9,621
Catalyst Materials	3,740	—	4,966	—
Other	35	1	91	25

Total Revenue	3,899	1,745	19,240	9,646

Operating Expenses
DOE Catoosa Project	3,634	5,566	21,843	12,606
Catalyst Materials Cost	3,486	—	7,886	—
Sweetwater Project	—	—	—	30,855
R&D/Engineering	1,904	3,012	8,221	15,558
G&A and Other	3,745	4,674	16,107	16,904

Total Operating Expenses	12,769	13,252	54,057	75,923

Income (loss) from Operations	(8,870)	(11,507)	(34,817)	(66,277)

Investment and Interest Income	351	311	1,310	1,063
Other Income (Expense)	(2,127)	(53)	(2,438)	(232)
Taxes	(10)	(18)	(60)	(66)

Income (loss) from Continuing Operations	(10,656)	(11,267)	(36,005)	(65,512)

Income from Discontinued Real Estate Operations	(12)	128	216	332
Gain on Sale of Real Estate Operations	—	—	1,151	—

Net Earnings (loss)	$(10,668)	$(11,139)	$(34,638)	$(65,180)

Earnings (loss) Per Share (Basic and Diluted)
Earnings (loss) from continuing operations	$(0.29)	$(0.34)	$(1.04)	$(1.99)
Earnings (loss) from discontinued real estate operations	$(0.00)	$0.00	$0.04	$0.01
Net Earnings (loss)	$(0.29)	$(0.34)	$(1.00)	$(1.98)

Weighted Average Shares Outstanding	37,480	32,760	34,684	32,995

*	All numbers in thousands except earnings per share.

Syntroleum Announces Fourth Quarter and Full Year Results

February 3, 2004

Syntroleum Corporation and Subsidiaries

Consolidated Balance Sheets (Unaudited)

	December 31, 2003	December 31, 2002
	(thousands)	(thousands)
Assets
Cash and Cash Equivalents	$32,695	$14,611
Other Current Assets	19,108	5,815
Total Non-current Assets	15,432	36,714

Total Assets	$67,235	$57,140

Liabilities and Stockholders’ Equity
Current Liabilities	$5,620	$6,800
Current maturities of debt and deferred credit	13,546	—
Current maturities of convertible debt	21,842	—
Non-current Liabilities	78	283
Long-term Debt	—	1,432
Convertible Debt	—	4,466
Deferred Credit	—	9,829
Deferred Revenue	38,273	35,875
Minority Interests	706	2,445

Total Liabilities	80,065	61,130
Total Stockholders’ Equity	(12,830)	(3,990)

Total Liabilities and Stockholders’ Equity	$67,235	$57,140

Syntroleum Announces Fourth Quarter and Full Year Results

February 3, 2004

Syntroleum Corporation and Subsidiaries

Cash Flow Statements (Unaudited) (Amounts in thousands)

	Year Ended December 31,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(34,638)	$(65,180)
Adjustments to reconcile net income (loss):
Minority interest in subsidiaries	(1,679)	(341)
Depreciation and amortization	714	795
Foreign currency exchange	7,893	1,649
Write down of Sweetwater plant	—	30,855
Gain on sale of assets and real estate	(1,586)	—
Other	1,128	1,158
Changes in assets and liabilities	6,242	(557)

Net cash flows from operating activities	(21,926)	(31,621)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(897)	(392)
Proceeds from sale of assets	3,670	—
Other	74	10

Net cash flows from investing activities	2,847	(382)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from equity issuances	24,272	—
Minority interest distribution	(60)	—
Proceeds from convertible debt and long term debt	17,376	4,584
Proceeds from settlement of officer note receivable	1,441	(1,141)

Net cash flows from financing activities	43,029	3,443

FOREIGN EXCHANGE EFFECT ON CASH	(5,866)	(1,566)

NET CHANGE IN CASH AND CASH EQUIVALENTS	18,084	(30,126)
CASH AND CASH EQUIVALENTS, beginning of year	14,611	44,737

CASH AND CASH EQUIVALENTS, end of year	$32,695	$14,611